REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of the Blue and White Fund:

In planning and performing our audit of the financial statements of the Blue and White Fund (the "Fund") for the year ended August 31, 2004 (on which we have issued our report dated December 22, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under auditing standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. We noted the matter below involving the Fund's internal control and its operation that we consider to be reportable conditions under the standards established by the Public Company Accounting Oversight Board (United States). Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of the Fund's internal control that, in our judgment, could adversely affect the Fund's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. The reportable condition that we noted is described below:

         Controls to ensure that securities purchased were in compliance with the Fund's prospectus were not effectively established during the entire year. In May 2004, the Fund instituted additional controls to ensure that purchases are made in compliance with such prospectus.

The reportable condition described above is not believed to be a material weakness.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of the Fund and the U.S. Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


DELOITTE & TOUCHE LLP
Los Angeles, California
December 22, 2004